[LETTERHEAD OF GERSTEN SAVAGE]

                                                                January 13, 2011

VIA EDGAR - CORRESPONDENCE

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Attention: Morgan Youngwood

     Re:  Business Outsourcing Services, Inc.
          Form 10-Q/A for the Quarterly Period Ended February 29, 2010 Filed November 10, 2010
          Form 10-Q/A for the Quarterly Period Ended May 31, 2010
          Filed November 10, 2010
          Form 10-Q for the Quarterly Period Ended August 31, 2011 Filed October 20, 2010
          File No. 333-158386

Dear Mr. Youngwood:

     On behalf of our client, Business Outsourcing Services, Inc. (the "Company"), we hereby respectfully request for an extension of time of until January 24, 2011 within which to respond to your comment letter dated December 7, 2010 relative to the Company's filings referenced above. The Company fully expects to file the required amendments within the additional time requested.

     Thank you.


                                              Very truly yours,


                                              /s/ Cheryll J. Calaguio, Esq.
                                              ----------------------------------
                                              Cheryll J. Calaguio, Esq.